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                        MED/WASTE, INC. AND SUBSIDIARIES
                            EXHIBIT 21 - SUBSIDIARIES


                                               STATE OF               YEAR OF
                  NAME                       INCORPORATION         INCORPORATION
-----------------------------------         ---------------        -------------
1.   Safety Disposal System, Inc.               Florida                1990
2.   Med/Waste of Florida, Inc.                 Florida                1992
3.   The Kover Group, Inc.                       Ohio                  1986
4.   Safety Disposal System of
    South Carolina, Inc.                    South Carolina             1996